Exhibit 10.1

SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT is made as of 3 August, 2009, by and among Alliance UniChem Group Limited, a company incorporated in England and Wales with registered number 00546864 having its registered address at 2 The Heights, Brooklands, Weybridge, Surrey, KT13 ONY (the “Purchaser”), and BMP Sunstone Corporation (formerly known as Beijing Med-Pharm Corporation), a Delaware corporation having its principal office at 600 W. Germantown Pike, Suite 400, Plymouth Meeting, PA 19462 (the “Seller,” and, together with the Purchaser, the “Parties”).

BACKGROUND

WHEREAS, the Seller legally and beneficially owns 10,000 ordinary shares, representing twenty (20) percent of the issued and outstanding ordinary shares (the “Shares”) of Alliance BMP Limited, a company incorporated in England and Wales with registered number 06056032 having its registered address at 2 The Heights, Brooklands, Weybridge, Surrey, KT13 0NY (the “Company”); and

WHEREAS, the Seller desires to sell and the Purchaser desires to buy the Shares for the purchase price and pursuant to the terms and conditions as further set forth below.

WITNESSETH

NOW, THEREFORE, the Parties, intending to be legally bound hereby, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants contained herein, hereby agree as follows:

1.	Definitions.

For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

“Agreed Form” shall mean the form of the relevant document in the terms agreed between the Seller and the Purchaser prior to the execution of this Agreement and signed or initialed for identification purposes only by or on behalf of the Seller and the Purchaser (in each case with such amendments as may be agreed or on behalf of the Seller and the Purchaser).

“Agreed Statement” shall have the meaning set forth in Section 9.1.

“Agreement” shall mean this Share Purchase Agreement.

“Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Philadelphia, Pennsylvania, New York City, New York, and the United Kingdom are authorized or required by law to be closed.

“Claim Notice” shall have the meaning set forth in Section 9.3(d).

“Company” shall have the meaning set forth in the recitals.

“Damages” shall have the meaning set forth in Section 7.2.

“Escrow Agent” shall mean Baker & McKenzie LLP of 100 New Bridge Street, London EC4V 6JA.

“Escrow Documents” shall mean;

(a)	a share certificate; and

(b)	a stock transfer form executed by the Purchaser in favour of the Seller;

each in respect of the Second Payment Shares.

“Escrow Instruction Letter” shall mean the letter agreement of the same date as this Agreement between: (1) the Escrow Agent; (2) the Seller; and (3) the Purchaser, in relation to the Escrow Documents, in the Agreed Form.

“First Payment” shall have the meaning set forth in Section 2.2(a).

“First Payment Date” shall mean a day falling on or before the day which is 15 Business Days following the Signing Date.

“Liens” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest, title retention or other encumbrance, or any interest or title of any third party including vendor, lessor, lender or other secured party to or of such Person under any agreement, arrangement or capital lease, upon or with respect to any property or asset of such Person (including any right to acquire, option, right of first refusal or right of pre-emption) the effect of which is the creation of security, or any other interest equity or other right of any of third party (including, without limitation, in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements) or any agreement or arrangement to create any of the same.

“Notice” shall have the meaning set forth in Section 9.3.

“Parties” shall have the meaning set forth in the preamble and “Party” shall be construed accordingly.

“Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.

“Press Response” shall mean the questions and answers to be given by the Parties in relation to any press or other third party enquiries in relation to this Agreement or the Transaction, in the Agreed Form.

“Purchaser” shall have the meaning set forth in the preamble.

“Purchaser Indemnified Parties” shall have the meaning set forth in Section 7.3.

“Relevant Date” shall have the meaning set forth in Section 2.5.

“Second Payment” shall have the meaning set forth in Section 2.2(b).

“Second Payment Date” shall have the meaning set forth in Section 2.2 (b).

“Second Payment Shares” shall mean half of the Shares (being 5,000 ordinary shares in the capital of the Company).

“Seller” shall have the meaning set forth in the preamble.

“Seller’s Group” shall mean the group of companies comprising the Seller, any holding company from time to time of the Seller and any subsidiary of the Seller or of any such holding company and “member of the Seller’s Group” shall be construed accordingly.

“Seller Indemnified Parties” shall have the meaning set forth in Section 7.2.

“Seller’s Solicitors” shall mean Morgan Lewis & Bockius of Condor House, 5-10 St Paul’s Churchyard, London EC4M 8AL.

“Service Agreement” shall mean the agreement to be entered into on the Signing Date between: (1) the Company; and (2) David Gao, in the Agreed Form.

“Share Payment” shall have the meaning set forth in Section 2.2.

“Shareholders Agreement” means the Shareholders Agreement entered into by the Parties and the Company on 18 January 2007.

“Shares” shall have the meaning set forth in the recitals.

“Signing” shall have the meaning set forth in Section 3.1.

“Signing Date” shall have the meaning set forth in Section 3.1.

“Statement” shall have the meaning set forth in Section 9.1.

“Termination Date” shall have the meaning set forth in Section 8(c).

“Transaction” shall mean the sale of the Shares by the Seller to the Purchaser and the other actions contemplated hereby.

“USD” means the lawful currency of the United States as of the date of this Agreement.

“Warranties” shall mean the representations and warranties given in Section 5.

2.	Purchase and Sale of Shares; Purchase Price; Other Actions and Agreements

2.1 Purchase and Sale of the Shares. Subject to the terms and conditions of this Agreement, on the Signing Date the Purchaser (relying on the Warranties and other obligations of the Seller) shall buy from the Seller, and the Seller, as legal and beneficial owner, shall sell to the Purchaser, with full title guarantee all rights, title and interest in the Shares, including all rights now or hereafter attaching to them including, without limitation, all rights to any dividend or other distribution declared, made or paid after the Signing Date.

2.2 Purchase Price. The total purchase price for the Shares is an aggregate of USD15.1 million to be paid by the Purchaser to the Seller (the “Share Payment”) in two installments as follows:

(a)	USD7.55 million (the “First Payment”) to be paid on the First Payment Date; and

(b)	USD7.55 million (the “Second Payment”) to be paid on the day which is the date falling on the 12 month anniversary of the Signing Date, or, if such date is not a Business Day, the next following Business Day (the “Second Payment Date”).

(c)	On the First Payment Date, subject to the Seller complying with its obligations under Sections 2.5 and 3.4, the Purchaser shall pay the First Payment in immediately available funds to the following bank account of the Seller.

Customer Name: BMP Sunstone Corporation

Bank: Sovereign Bank, Wyomissing, PA

ABA # 231372691

Credit To: 7581005232

Reference: GPC Transaction

(d)	On or before the date which is two Business Days prior to the Second Payment Date, the Purchaser shall pay the Second Payment in immediately available funds to the bank account of the Escrow Agent as specified in the Escrow Instruction Letter. On the Second Payment Date the Purchaser shall, in accordance with the provisions of the Escrow Instruction Letter, instruct the Escrow Agent to pay the Second Payment in immediately available funds to the bank account of the Seller’s Solicitors, detail of which are set out below:

Account name: Morgan, Lewis & Bockius USD Client A/C
Account number: 140/02/06182240
Sort Code: 60-05-11

IBAN: 6073 0106 1822 40

IBAN BIC: NWBK GB 2L

Reference: BMP Sunstone Corporation

2.3 The Shares. Other than the representation and warranties of Seller in Section 5.1 and the undertaking as to full title guarantee in Section 2.1, the Seller makes no representations or warranties regarding the Shares of any kind, expressed or implied, and all such representations and warranties are hereby expressly disclaimed by the Seller.

2.4 Conditions to the Obligations of the Seller at the Signing Date. The obligations of the Seller at the Signing Date are subject to the conditions precedent that:

(a) the representations and warranties of the Purchaser are true and correct in all respects as of the Signing Date; and

(b) the Purchaser has complied in all material respects with all covenants, obligations and agreements to be performed by it on or prior to the Signing Date.

2.5 Conditions to the Obligations of the Purchaser. The obligations of the Purchaser at each of the Signing Date, the First Payment Date and the Second Payment Date (each a “Relevant Date”) are subject to the conditions precedent that:

(a) the representations and warranties of the Seller are true and correct in all respects as at each Relevant Date; and

(b) the Seller has complied in all material respects with all covenants, obligations and agreements to be performed by it (including, for the avoidance of doubt, pursuant to Section 7.3) and the Purchaser has not served a Claim Notice on or prior to each Relevant Date.

3.	The Signing and Completion.

3.1 Location, Date. The signing and completion of this Agreement (the “Signing”) shall take place on the date hereof, or on such other date and at such time as may be mutually agreed upon by the Parties, at the offices of Morgan, Lewis & Bockius, Condor House, 5-10 St Paul’s Churchyard, London EC4M 8AL, England, unless the Parties agree in writing to another date or place. The date on which the Signing occurs is referred to herein as the “Signing Date.” The delivery of documents at or prior to the Signing, including this Agreement but not including the certificate(s) representing the Shares, may be made by facsimile transmission or email.

3.2 Sale of All Shares. The Purchaser shall not be obliged to complete the purchase of any of the Shares unless the sale of all of the Shares is completed simultaneously in accordance with this Agreement.

3.3 Passing of Title. For the avoidance of doubt, the Parties agree that:

(a) the legal and beneficial title in all of the Shares shall pass to the Purchaser on the Signing Date (including, for the avoidance of doubt, all voting rights attaching to the Shares); and

(b) in the event that the Purchaser fails to make or procure the making of the Second Payment on or before the Second Payment Date and, subject to the Seller complying with its obligations pursuant to Section 2.5 to the satisfaction of the Purchaser, the Escrow Documents shall be released to the Seller subject to and in accordance with the terms and conditions of the Escrow Instruction Letter.

3.4 Deliveries. Subject to the terms and conditions contained herein, at the Signing Date:

(a) the Seller shall deliver to the Purchaser:

(i) the duly executed transfer in respect of the Shares into the name of the Purchaser (or its nominee);

(ii) the deed of indemnity for lost share certificates in respect of the Shares;

(iii) letter of resignation, in terms acceptable to the Purchaser, from David Gao as a director of the Company);

(iv) three original copies of the Escrow Instruction Letter duly executed on behalf of the Seller;

(v) a certified copy of the board resolutions of the Seller in the agreed form approving this Transaction and authorizing the signing and performance by the Seller of this Agreement and approving any action or the performance of any other business which may be necessary or desirable to give full and valid effect to the sale and purchase of the Shares or as the Purchaser may reasonably require;

(vi) a duly executed deed of release under seal, in terms acceptable to the Purchaser, releasing the Company from any liability whatsoever (whether actual or contingent) which may be owing to the Seller by the Company;

(vii) all such other documents, including such waivers and consents as the Purchaser may require to enable the Purchaser to be registered as holder of any of the Shares;

(viii) a duly executed irrevocable power of attorney in the agreed form in respect of the Shares enabling the Purchaser (during the period prior to the registration of the transfer of the Shares) to exercise all voting and other rights attaching to the Shares; and

(ix) two original copies of the Service Agreement, duly executed on behalf of each of the Company and David Gao;

(b) the Seller shall cause the directors of the Company to hold a meeting of the board of directors of the Company at which the directors shall consult and pass resolutions in the agreed form to approve the registration of the Purchaser as the legal owner of the Shares subject only to the production of duly stamped and completed transfers in respect of the Shares;

(c) the Purchaser shall deliver to the Seller three original copies of the Escrow Instruction Letter duly executed on behalf of the Purchaser and the Escrow Agent.

4.	Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants to the Seller on the Signing Date, as follows:

4.1 Authority; Binding Effect. The Purchaser has all requisite corporate power and authority to execute and deliver this Agreement. All necessary action, corporate or otherwise, required to have been taken by or on behalf of the Purchaser under any applicable law, its organizational documents or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement, and (b) its performance of its obligations under this Agreement has been taken. This Agreement constitutes the valid and binding agreement of the Purchaser, enforceable against it in accordance with its terms, except (y) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers and (z) for the limitations imposed by general principles of equity.

4.2 No Conflict; Approvals. The execution, delivery and performance of this Agreement and the consummation by the Purchaser of the Transaction will not (a) result in a violation of the Purchaser’s organizational and charter documents, (b) conflict with any agreement, indenture or instrument to which the Purchaser is a party or (c) result in a violation of any law, rule or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Purchaser.

5. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Purchaser: (i) in the respect of the Warranty in Section 5.1 as at the Signing Date; and (ii) in respect of the Warranties in Sections 5.2 and 5.3, as at the Signing Date, the First Payment Date and also as at the Second Payment Date, as follows:

5.1 Share Ownership. The Seller is the legal and beneficial owner of the Shares free and clear of any Liens.

5.2 Authorization. The Seller has all requisite corporate power and authority to execute and deliver this Agreement. All necessary action, corporate or otherwise, required to have been taken by or on behalf of the Seller under any applicable law, its organizational documents or otherwise to authorize (a) the approval, execution and delivery on its behalf of this Agreement, and (b) its performance of its obligations under this Agreement has been taken. This Agreement constitutes the valid and binding agreement of the Seller, enforceable against it in accordance with its terms, except (y) as the same may be limited by applicable bankruptcy, insolvency, moratorium or similar laws of general application relating to or affecting creditors’ rights, including, without limitation, the effect of statutory or other laws regarding fraudulent conveyances and preferential transfers, and (z) for the limitations imposed by general principles of equity. Notwithstanding the foregoing provisions, the Seller is not aware of any fact or circumstance that will result in the rights of any creditor of the Seller or its affiliates being adversely affected as a result of the Transaction.

5.3 No Conflict; Approvals. The execution, delivery and performance of this Agreement and the consummation by the Seller of the Transaction will not (i) result in a violation of the Seller’s organizational and charter documents, or (ii) conflict with any agreement, indenture or instrument to which the Seller is a party, or (iii) result in a violation of any law, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Seller.

6.	Covenants of the Parties.

6.1 Public Announcements and Communications.

(a) Announcements. The Parties shall not, and shall not permit their respective employees, agents, representatives or advisers to release or make any public announcements or otherwise communicate with any news media or other third party with respect to the subject matter or the execution of this Agreement or the consummation of the Transaction, without prior consultation with the non-disclosing Party and receipt of the prior written consent of such non-disclosing Party as to the timing and contents of any such announcement or communication, provided, that nothing contained herein shall prevent any Party from promptly making all filings with governmental authorities, and subject to Section 6.1(b), all disclosure as may, in its good faith judgment after consulting with its legal counsel, be required under law, regulation, order of a court of competent jurisdiction or rules or regulations promulgated by any securities regulation authority or any securities exchange in connection with the execution and delivery of this Agreement or the consummation of the Transactions (in which case the disclosing Party shall first advise the non-disclosing Party of such requirement and provide them with a copy of the proposed disclosure or filing prior to making the disclosure or filing and a copy of the legal advice received so that the non-disclosing Party may seek its own legal advice).

(b) Other Communications. The Parties shall respond to any press, media or other third party enquiries strictly in accordance with and in the terms of the Press Response (unless otherwise agreed in advance with the other Party).

6.2 Expenses. Save as otherwise specified in this Agreement, the Parties shall each pay all of the legal, accounting and other expenses incurred by such Party in connection with the Transaction. The costs of the Escrow Agent (including, without limitation, in relation to the preparation and negotiation of the Escrow Instruction Letter) shall be borne equally between the Purchaser and the Seller. The Purchaser shall bear the cost of any stamp duty and/or stamp duty reserve tax in connection with this Agreement and the Transaction.

6.3 David Gao. The Seller undertakes to the Purchaser that in accordance with clause 7.11 of the Shareholders Agreement, the Seller shall continue to procure David Gao to provide, at no charge to the Company, such services as may be reasonably requested by the board of directors of the Company from time to time, for a period 24 months from the Signing Date, including without limitation, acting as the chairman of the board of directors of Guangzhou Pharmaceuticals Corporation. In the event David Gao ceases to be involved with the Seller (in any capacity whether as employee, director, chairman, consultant or otherwise), the Seller agrees not to prevent David Gao’s continuing involvement with the Company.

7.	Indemnification.

7.1 Survival. The representations and warranties of the Purchaser and the Seller contained in this Agreement or in any certificate or other writing delivered pursuant to this Agreement shall survive the Signing Date.

7.2 Indemnification by the Purchaser. The Purchaser hereby covenants and agrees to indemnify the Seller and any officer, director, employee, stockholder, affiliate and successor of the Seller (collectively, the “Seller Indemnified Parties”) against and agrees to hold the Seller Indemnified Parties harmless from any and all liabilities, losses, claims, damages, punitive damages, causes of action, lawsuits, administrative proceedings (including informal proceedings), investigations, audits, demands, assessments, adjustments, judgments, settlement payments, deficiencies, penalties, fines, interest (including interest from the date of such damages) and costs and expenses (including without limitation reasonable expenses of investigation and reasonable attorney fees and disbursements of every kind, nature and description) (collectively, “Damages”) incurred or suffered by them arising out of or related to:

(a) any breach of any representation or warranty of the Purchaser set forth in this Agreement or any certificate, delivered by or on behalf of the Purchaser in connection herewith;

(b) any non-fulfillment of any covenant, obligation or agreement on the part of the Purchaser set forth in this Agreement; and

(c) the enforcement of its rights under this Section 7.2.

Any amounts payable by Purchaser to Seller under this Section 7.2 shall be made free and clear of all taxes and deductions, save as required by law, and shall constitute a repayment of that amount of the Share Payment.

7.3 Indemnification by the Seller. The Seller hereby covenants and agrees to indemnify the Purchaser and any officer, director, employee, stockholder, and affiliate of the Purchaser (collectively, the “Purchaser Indemnified Parties”) against and agrees to hold the Purchaser Indemnified Parties harmless from any and all Damages incurred or suffered by them arising out of or related to:

(a) any breach of any representation or warranty of the Seller set forth in this Agreement or any certificate, delivered by or on behalf of the Seller in connection herewith;

(b) any non-fulfillment of any covenant, obligation or agreement on the part of the Seller set forth in this Agreement;

(c) the Company and the operations thereof, to the extent directly arising out of any act or omission of either the Seller or any of the Seller’s directors, officers, employees, agents or representatives, occurring before the Signing Date; or

(d) the enforcement of its rights under this Section 7.3.

Notwithstanding the foregoing, the maximum aggregate amount that the Purchaser Indemnified Parties can recover against the Seller for Damages pursuant to this Section 7.3 shall not exceed the amount of the Share Payment.

8. Termination. In accordance with clause 25 of the Shareholders Agreement, the Purchaser and the Seller hereby agree that the Shareholders Agreement shall be amended in respect of the Transaction so that:

(a) although title to the Shares shall pass to the Purchaser on the Signing Date, so that the Purchaser shall become the legal and beneficial owner of the entire issued share capital of the Company on that date, the Shareholders Agreement shall not automatically terminate (whether pursuant to Section 20.1.1 of the Shareholders Agreement or otherwise) but shall, subject to the provisions of this Section 8 below, remain in full force and effect; and

(b) during the period from the Signing Date to the Second Payment Date neither the Purchaser nor the Seller shall either: (i) accrue nor seek to enforce their respective rights pursuant to the Shareholders Agreement; nor (ii) be subject to any liability, requirement or obligation arising pursuant to the Shareholders Agreement during such period; and

(c) on the Second Payment Date:

(i) if Escrow Documents are released to the Purchaser in accordance with the terms of the Escrow Instruction Letter, the Shareholders Agreement shall automatically terminate with effect from the Second Payment Date (the “Termination Date”) save that any provision that is expressly stated to survive the termination of the Shareholders Agreement shall continue to remain in effect and binding on the Parties. With effect from the Termination Date, the Parties on behalf of themselves and their successors and assigns hereby irrevocably and unconditionally waive and release each other from any and all claims, liabilities, actions, demands and obligations of whatsoever nature that they have or may have against the other Parties with respect to or arising from or connected to any actual or alleged breach of the Shareholders Agreement (other than such provisions that survive termination) by the other party on or prior to the Signing; or

(ii) for the avoidance of doubt, if the Escrow Documents are released to the Seller in accordance with the terms of the Escrow Instruction Letter, the provisions of the Shareholders Agreement shall continue in full force and effect from such date.

9.	General Matters.

9.1 Entire Agreement and Amendment. This Agreement constitutes the whole Agreement between the Parties and supersedes any previous discussion, arrangement, understanding or Agreement between the Parties relating to the subject matter of this Agreement. Each Party acknowledges that, in entering into this Agreement, it is not relying on any statement, representation, assurance or warranty of any person (whether a Party to this Agreement or not) (a “Statement”) other than any Statement (an “Agreed Statement”) as expressly set out in this Agreement. This Agreement may not be amended except by an instrument in writing signed by the Parties that makes express reference that such writing is such an amendment as required by this Section 9.1.

9.2 Waiver. At any time, any Party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Party or (b) waive (where capable of waiver) compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only as against such Party and only if and to the extent set forth in an instrument in writing signed by such Party. Any such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The Parties expressly agree that the waiver of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not adversely affect the right to indemnification, payment of Damages or other remedy based on such representations, warranties, covenants or obligations.

9.3 Notices

(a) Any notices, consents, waivers or other communications (“Notice”) required or permitted to be given under the terms of this Agreement must be in writing, signed by or on behalf of the Party giving it, must be delivered by (i) courier, mail or hand delivery or (ii) facsimile, and in each case marked for the attention of the Party receiving it. Any Notice so served by (i) fax or (ii) hand or courier will be deemed to have been delivered upon (i) transmission; and (ii) delivery respectively provided that in each case where delivery by fax or by hand or by courier occurs after 6 pm on a Business Day or on a day which is not a Business Day, service shall be deemed to occur and at 9am on the next following Business Day. References to time in this Section are to local time in the country of the addressee. The addresses and facsimile numbers for such communications shall be:

if to the Purchaser:

Alliance UniChem Group Limited 2 The Heights, Brooklands, Weybridge, Surrey, KT13 ONY Facsimile Number: 44-1932-870-555 Attention: Company Secretary

with a copy to:

Corporate Department Baker & McKenzie LLP 100 New Bridge Street London EC4V 6JA Facsimile Number: 44(0)20 7919 1999 Attention: Hilary Owens/Helen Bradley

if to the Seller:

Morgan, Lewis & Bockius LLP Condor House, 5-10 St Paul’s Churchyard, London EC4M 8AL, England

Facsimile Number: 44(0)20 3201 5001 Attention: Anthony Warnock-Smith

with a copy to:

BMP Sunstone Corporation 600 W. Germantown Pike, Suite 400, Plymouth Meeting, Pennsylvania 19462 Attention: Fred Powell, Chief Financial Officer

(b) Subject to Section 9.3 (c) below, each Party shall provide five (5) days prior written notice to the other Party of any change in address, telephone number or facsimile number.

(c) The Seller hereby irrevocably appoints Morgan, Lewis & Bockius LLP, Condor House, 5-10 St Paul’s Churchyard, London EC4M 8AL, England, fax number 44(0)20 3201 5001 as its agent to receive and acknowledge on its behalf service of any claim form, application notice, order, judgment or other notice of legal process in England. If for any reason the agent named above (or its successor) no longer serves as agent of the Seller for this purpose, the Seller shall promptly appoint a successor agent and notify the Purchaser thereof. Until the Purchaser receives such notification it shall be entitled to treat the agent named above (or its said successor) as the agent of the Seller for the purposes of this Section 9.3. The Seller agrees that any such legal process shall be sufficiently served on it if delivered to such agent for service of its address for the time being in England whether or not such agent gives notice thereof to the Seller.

(d) In the event that either party, acting in good faith, intends to bring a claim against the other for breach of this agreement it shall, in accordance with the provision of this Section 9.3, serve a notice of such claim (a “Claim Notice”) upon the other party. A Claim Notice shall state in reasonable detail the specific matters in respect of which the claim is made and include so far as reasonably practicable an estimate of the maximum amount of the claim, upon the other party.

9.4 Governing Law; Forum. This Agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of England and Wales.

All disputes arising out of or in connection with the this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce. The number of arbitrators shall be one. The seat, or legal place, of arbitration shall be London. The language to be used in the arbitral proceedings shall be English.

9.5 Descriptive Headings. The descriptive headings in this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

9.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person (including, without limitation, any employee of the Company or of any of its subsidiaries) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

9.7 Counterparts. This Agreement may be executed in counterparts, each of which when duly executed and delivered shall constitute an original of this Agreement, but all the counterparts shall together constitute the same Agreement. No counterpart shall be effective until each Party has executed at least one counterpart.

9.8 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives and successors. The Purchaser shall be entitled to assign the benefit of this Agreement without the prior written consent of the Seller. The Seller shall be entitled to assign the benefit of this Agreement to a member of the Seller’s Group without the prior written consent of the Purchaser, but not otherwise.

9.9 Severability. If any provision of this Agreement (or any part of any provision) is found by any court or other body of competent jurisdiction to be invalid, illegal or unenforceable to any extent, that provision or part-provision shall, to the relevant extent, be deemed not to form part of this Agreement. In such circumstances, the legality, validity and enforceability of the other provisions of this Agreement (including, in relation to any part-provision, the remaining parts of the relevant provision) shall not be affected or impaired.

9.10 Legal Fees and Costs. Without prejudice to Section 7.2, if any Party institutes any action or proceeding, whether before a court or arbitrator, to enforce any provision of this Agreement, the prevailing Party therein shall be entitled to receive from the losing Party reasonable attorneys’ fees and costs incurred in such action or proceeding, whether or not such action or proceeding is prosecuted to judgment.

9.11 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, the part the whole, (b) references to any gender include all genders, (c) “including” has the inclusive meaning frequently identified with the phrase “but not limited to” and (d) references to “hereunder” or “herein” relate to this Agreement. Section and subsection references are to this Agreement unless otherwise specified.

9.12 Further Assurance. The Seller agrees (at its own cost) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as the Purchaser may reasonably require, whether on or after the Signing Date, to implement and/or give effect to this Agreement and the Transaction and for the purpose of vesting in the Purchaser the full benefit of the assets, rights and benefits to be transferred to the Purchaser under or pursuant to this Agreement including, without limitation, the legal and beneficial ownership of the Shares.

9.13 Third Party Rights. Subject to the remaining provisions of this Section 9.13, the Purchaser Indemnified Parties and the Seller Indemnified Parties (“Third Parties”) may enforce the terms and accordingly shall have the benefit of those provisions in this Agreement (including without limitation the provisions of Section 7.3 and 7.2 respectively which are, or are stated to be, for their benefit subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999.

The Parties may by agreement terminate, rescind or vary the terms of this Agreement (including this Section 9.13) at any time and in any way without the prior consent of or notice to any Third Party.

Except as provided in this Section 9.13, the Parties do not intend that any term of this Agreement should be enforceable by any person who is not a party to this Agreement by virtue of the Contracts (Rights of Third Parties) Act 1999 or otherwise.

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[SIGNATURE PAGE TO SHARE PURCHASE AGREEMENT]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the day and year first written above.

Signed for and on behalf of BMP SUNSTONE CORPORATION

Acting by:	/s/ Fred M. Powell

Name:	Fred M. Powell

Title	CFO

Signed by Roger Phillips, a duly authorised attorney for and on behalf of ALLIANCE UNICHEM GROUP LIMITED	/s/ Roger Phillips

In the Presence of:	/s/ John Devlin

Name of witness:	John Devlin

Address of Witness:	413 Norwood Rd, London SE279BU